EXHIBIT 99.1


                                  PRESS RELEASE

                          INDIAN VILLAGE BANCORP, INC.
        ANNOUNCES EARNINGS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003

Gnadenhutten, Ohio, October 17, 2003 - Indian Village Bancorp, Inc. (OTC Bulletin Board: IDVB), the holding company for Indian Village Community Bank, today reported results for the three months ended September 30, 2003.

Net income for the three months ended September 30, 2003 totaled $122,000 compared to $134,000 for the same period in 2002, a decrease of $12,000, or 9.0%. Basic earnings per share were $0.34 and $0.36 for the three months ended September 30, 2003 and September 30, 2002, respectively. Diluted earnings per share were $0.33 and $0.36 for the three months ended September 30, 2003 and September 30, 2002, respectively.

Net interest income after the provision for loan losses for the three months ended September 30, 2003 totaled $479,000 as compared to $495,000 for the same period in 2002, a decrease of $16,000, or 3.2%. Total interest income was $1.3 million for the three months ended September 30, 2003, a $45,000 decrease from the same three months period in 2002. Interest expense for the three months ended September 30, 2003 was $775,000, a $44,000 decrease from the same period one year prior. The provision for loan losses for the three months ended September 30, 2003 was $30,000, a $15,000 increase from the same period in 2002. The Company has experienced a decrease in net interest margin related to the declining interest rate environment.

Non-interest income for the three months ended September 30, 2003 was $84,000, compared to $94,000 for the same period in 2002, a decrease of $10,000. The decrease in non-interest income for the first quarter was primarily attributed to a decrease in realized gains on sales of investment securities. Non-interest expense for the three months ended September 30, 2003 was $435,000, a $13,000 increase from the same period in 2002. The primary factors contributing to the increase in non-interest expense was an increase in occupancy and equipment and data processing expense.

At September 30, 2003 total assets were $97.4 million compared to $98.4 million at June 30, 2003, a decrease of $1.1 million, or 1.1%. Net loans receivable decreased to $48.3 million at September 30, 2003 from $49.7 million at June 30, 2003, a decrease of $1.4 million, or 2.8%. The decrease in net loans receivable consists primarily of a decrease in residential loans. Deposits increased to $56.4 million at September 30, 2003 from $55.9 million at June 30, 2003, an increase of $522,000, or 0.9%. The increase in total deposits consists primarily of an increase to money market accounts. Borrowings from the FHLB totaled $32.7 million at September 30, 2003, compared to $33.4 million at June 30, 2003, a decrease of $616,000, or 1.8%.

Non-performing assets, consisting of $70,000 in repossessed assets and real estate owned and $1,310,000 of nonaccrual loans, totaled $1,380,000 at September 30, 2003, or 1.4% of total assets, which is no change from June 30, 2003. The nonaccrual loans consist of $736,000 of residential loans, $304,000 of consumer loans and $270,000 of commercial loans. The allowance for loan losses totaled $282,000 at September 30, 2003, representing 21.5% of nonaccrual loans and 0.58% of gross loans receivable. At June 30, 2003 the allowance for loan losses totaled $268,000 and represented 20.5% of nonaccrual loans and 0.54% of gross loans receivable.

Total equity at September 30, 2003 was $7.9 million, compared to $8.4 million at June 30, 2003. The decrease in equity primarily consisted of a decrease in accumulated other comprehensive income. At September 30, 2003 book value per share was $21.92. Future repurchases, if any, will be at management's discretion, taking into account market conditions and other relevant factors. To date, 14,600 shares out of the 20,224 shares authorized of the Company's stock has been repurchased at an average cost of $20.24 per share. At September 30, 2003, the Bank exceeded all regulatory capital requirements to be categorized as "well capitalized" under applicable law and regulations.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or actual effect of future plans or strategies is inherently uncertain. Factors which could have a material effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S.

Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the SEC. Except as required by law or regulation, the Company disclaims any obligation to update such forward-looking statements.

Indian Village Bancorp, Inc. is headquartered at 100 South Walnut Street, Gnadenhutten, Ohio 44629.

FOR IMMEDIATE RELEASE      For Further Information Contact:

                           Marty Lindon, President
                           Indian Village Bancorp, Inc.
                           100 South Walnut Street
                           Gnadenhutten, Ohio 44629
                           (740) 254-4314

                 SELECTED FINANCIAL CONDITION AND OPERATING DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                     SEPTEMBER 30,              JUNE 30,
                                         2003                     2003
                               ---------------------------------------------
      Total Assets                       $   97,375          $   98,427
      Loans receivable, net                  48,293              49,674
      Investment Securities                  40,216              40,420
      Deposits                               56,403              55,881
      Total borrowings                       32,734              33,350
      Total equity                            7,898               8,400
      Book value per share               $    21.92 (1)      $    23.37 (1)
      Common shares outstanding             389,930             389,879

                                               THREE MONTHS ENDED
                                      SEPTEMBER 30,          SEPTEMBER 30,
                                         2003                   2002
                               -------------------------------------------------
      Interest Income                    $    1,284          $    1,329
      Interest Expense                          775                 819
      Provision for loan losses                  30                  15
      Net interest income                       479                 495
      Non-interest income                        84                  94
      Non-interest expense                      435                 422
      Income before taxes                       128                 167
      Income tax expense                          6                  33
      Net income                                122                 134
      Earnings per share (basic)         $     0.34          $     0.36
      Earnings per share (diluted)       $     0.33          $     0.36


(1) Represents total equity divided by outstanding number of common shares at each respective period end. ESOP shares are considered outstanding for this calculation unless unearned.